Exhibit 2.1

Execution Copy

SHARE AND ASSET PURCHASE AGREEMENT

THIS SHARE AND ASSET PURCHASE AGREEMENT (the “Agreement”) is made effective as of November 9, 2022 (the “Effective Date”) by and among SHARPLINK GAMING LTD., a company organized under the laws of the State of Israel, corporate number 520042904 (“SharpLink”), MTS Asia Ltd., a company organized under the laws of Hong Kong (“MTS Asia” and, together with SharpLink, the “Sellers” and each, as applicable, the “Seller”), Entrypoint South Ltd., a company organized under the laws of the State of Israel (the “Buyer”) and Entrypoint Systems 2004 Ltd. (the “Parent”. Each of SharpLink and Buyer may be referred to herein as a “Party” and, together, the “Parties”.

W I T N E S S E T H:

WHEREAS, the Seller is engaged, inter alia, in the telecommunications expense management, call accounting and contact center business and has right, title and interest to certain additional assets; and

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all right, title, and interest in and to the Business (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties, covenants, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.               DEFINITIONS

The terms defined in this Agreement shall have their respective defined meanings whenever such terms are used in this Agreement, unless the context expressly otherwise requires. In addition, the following terms shall have the meanings set forth below:

“Acquired Assets” or “Purchased Assets” shall mean all of the Sellers’ rights, title, interests and benefit in, to and under the assets, properties, operations and business of every kind and description, wherever located, real, personal or mixed, held for use or used, licensed, owned or leased by the Sellers, in each case to the extent forming part of the Business (as defined bellow), as the same exist as of the Closing Date, including, Acquired Contracts, Acquired Equipment, Acquired Fixed Assets, and Acquired Enforcement Rights relating to any of the foregoing, and including all IIA Plans including but not limited to the following:

1.1.1.	100% of the outstanding shares of common stock (the “Shares”) of MTS Integratrak Inc., a company incorporated under the laws of the State of Delaware, USA (“Integratrak”), held by SharpLink; and

1.1.2.	All Seller Owned Transferred IP (as such term is defined in Schedule 1 attached hereto);

1.1.3.
All of Sellers’ customer accounts, customer lists, customer files and customer records, in document and electronic format, including related sales order files, item cards, all only as and to the extent they relate to the Business, and all goodwill associated therewith. It is understood that Seller will be entitled to maintain a copy of all such records, for its use in compliance with the terms of the Agreement.

“Acquired Equipment” shall mean all equipment owned by the Company and used in the Business.

"Acquired Fixed Assets" shall mean all fixed or tangible assets, properties or equipment used by Hired Employees in the Business as of the Closing as specified in more detail in Annex A.

“Acquired Enforcement Rights” shall mean all rights, claims, causes of action, rights of recovery and rights of set-off of any kind, whether known or unknown, forming part of the Business or pertaining to the Acquired Assets, including the right to receive all proceeds and damages relating to any of the foregoing and to settle all such actions and receive all settlement amounts relating thereto.

“Affiliate” shall mean any legal entity which directly or indirectly controls, is controlled by, or is under common control with such entity, where “control” means the holding, directly or indirectly, of more than 50% of the equity or voting power or the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise, including without limitation the ownership of the majority of the voting stock of any such entity.

“Bank” shall mean hall mean all Bank in which Integratrak or its Affiliate has an account as listed in Section 6.8 of Schedule 6.

“Business” shall mean all the operations, activities, investments and business of Sellers, comprising the business of (i) call accounting (“CA”), (ii) Telecom Expenses management (“TEM”) and (iii) Call Center by OMNIS (“OMNIS”), and including research, development, design, production, presale activities, marketing, offering, licensing, sale, distribution, maintenance, provision of services or support for, and all other activities related thereto, in each of the foregoing cases, as such operations, activities, investments and business are conducted by the Sellers immediately prior to the Closing Date.

“Business Day” means a day (A) other than Friday, Saturday or Sunday and (B) on which commercial banks are open for business in the State of Israel.

“Closing” means the closing of the Contemplated Transactions by this Agreement . The date and time on which the Closing of the Contemplated Transactions hereunder and all Related Transactions (as defined below) actually takes place is referred to in this Agreement as the “Closing Date”.

“Contemplated Transactions” means all the transactions contemplated by this Agreement, included all the Acquired Assets.

“Contract” shall mean any agreement, purchase order, deed, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Disclosure Schedule” means, the schedules attached hereto delivered from the Sellers to the Buyer in relation to the Sellers Warranties, attached as Schedule 6 hereto and dated as of the date of this Agreement, executed and delivered by the Sellers simultaneously with the execution of this Agreement.

“Employees” means Oren Kaplan, Amit Olitzky, Ariel Nahmias, Ori Gross and Liat Ben- Yesh, all of whom are employees of SharpLink as of the date hereof.

"Excluded Liabilities" means (i) any obligations of the Seller under, or Liabilities of the Seller incurred, in connection with this Agreement or any Transaction Document; (ii) any Liabilities arising out of or in connection with any activity or matter which is not part of the Business or the Acquired Assets; (iii) any liability for Taxes of the Sellers; (iv) any and all expenses incurred by the Sellers in connection with the Transactions, other than as set forth herein (v) any Liabilities of the Sellers for any Taxes arising under, or as a result of, the Transactions; (vi) any Liability resulting from, or related to, a breach of a Transferred Contract prior to the Closing Date as long as a written claim in connection with such Liability is submitted to the competent court/arbitrator not later than 24 months following the Closing Date and provided further that Buyer provided the Seller with the reasonable assistance required in order to defend against the claim; (vii) any Liability to any current or former employee or consultant of Sellers for the period prior to the Closing Date; including (without derogating from the above) all such Liabilities relating to prior notice period (or payment in lieu thereof) required to be provided by the Seller, whether statutory or contractual, and all such Liabilities to Employees in connection with any right (or alleged right) related to options or to rights (or alleged rights) of equity of Seller, or the vesting or the right (or alleged right) to exercise granted options of Seller; and (viii) any Liabilities of the Sellers for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

“Governmental Entity” shall mean any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental, quasi-governmental or regulatory body of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, organization, unit, or body, or (d) court, public or private arbitrator or other public tribunal.

“IIA” means the Israeli Innovation Authority.

“IIA Plans” means the IIA plans and files listed in Section 6.10 of Schedule 6 hereto.

“Intellectual Property” or “IP” means discoveries, inventions, developments, improvements, works of authorship, mask works, computer programs, computer and electronic data, source code, object code, identifying marks, trade dress, confidential or proprietary information, know-how, designs, processes, technologies and other items for which Intellectual Property Rights may be secured or protected anywhere in the world. For the avoidance of doubt, "Intellectual Property" includes all Intellectual Property Rights.

“Intellectual Property Rights” means any and all rights, statutory or not, arising under the laws of the United States, Israel or any other jurisdiction or any treaty regime or under any international convention with respect to the following: (i) copyrights, moral rights, and rights in mask works, and all related registrations and applications for registration (collectively, “Copyrights”); (ii) rights in domain names and other Internet addresses or identifiers (collectively, “Domain Names”); (iii) all registered and unregistered trademarks, common law trademarks service marks, rights in trade names, trade dress, logos, packaging and other designs, slogans, business names, and all other indicia of origin, and all related registrations, applications for registration, and renewals, and all goodwill associated with any of the foregoing (collectively, “Marks”); (iv) patents, patent applications, utility models, design rights, and all related patent rights, together will all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions and reexaminations and counterparts thereof (collectively, “Patents”); (v) trade-secret rights in the following: know-how, technologies, processes, techniques, protocols, methods, formulae, product specifications, data, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, and confidential business or technical information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”), (vi) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); (vii) all other proprietary, intellectual property and other rights relating to any or all of the foregoing; and (viii) rights analogous to those set forth herein and any other proprietary rights relating to intangible property.

“Knowledge” – A Person shall be deemed to have “knowledge” of a particular fact or other matter if such Person is actually aware of such fact or other matter or if such Person would become aware of such fact or other matter after reasonable or due inquiry under the circumstances. An entity shall be deemed to have “knowledge” of a particular fact or other matter if any director or executive- level employee of such entity has knowledge of such fact or other matter or if such director or executive-level employee would become aware of such fact or other matter after reasonable or due inquiry under the circumstances.

“Law” means any federal, state, local, municipal, foreign or other law (including common law), statute, legislation, constitution, code, order, edict, decree, proclamation, treaty, convention, directive, ordinance, rule, regulation, permit, ruling, determination, decision, interpretation or other requirement that is issued, enacted, adopted, passed, approved, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and is applicable to and binding upon the relevant Person.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, litigation, proceeding (including civil, criminal, administrative, investigative or appellate proceeding), at law or in equity by or before any Governmental Entity.

“Liability” means, any debt, loss, damage, liability, commitment, undertaking or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory or non-executory, due or to become due, and whether in contract, tort, strict liability, unjust enrichment or otherwise), and including all costs and expenses relating thereto.

“Lien” shall mean any charge, claim, mortgage, lien, option, pledge, security interest easement, encroachment, right of way, right of first refusal or other similar restriction.

"Losses" means any loss, Liability, damage, cost or expense, including interest, penalties, reasonable attorneys’ and consultant or expert fees and expenses and all amounts paid in investigation, defense or settlement (in accordance herewith) of any of the foregoing, including pursuant to any claim asserting or disputing any right under this Agreement against any Party hereto and the enforcement of the rights of a Party hereunder that was upheld by a court ruling that is not appealable.

"Organizational Documents" means, in respect of any entity, the certificate of incorporation, articles of association, memorandum of association, by-laws, partnership agreement, shareholders agreement, founders agreement, or other constitutional documents of any type of such entity.

"Material Transferred Contract” or “Material Acquired Contract” means a Transferred Contract or an Acquired Contract with annual income or cost exceeding the higher between $50,000 or 10% of the 2021 annual revenues of the Business.

“Permitted Lien” means statutory Liens for Taxes, assessments or other governmental charges which are not yet delinquent or that are being contested in good faith by Seller and for which, if required by US GAAP, an adequate reserve has been recorded on the financial statements of SharpLink, (ii) statutory Liens for mechanics, materialmen, laborers, employees or suppliers arising by operation of Law for amounts which are owed, but not yet delinquent or that are being contested in good faith by Seller; (iii) Liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business; (iv) rights retained by landlords under the Real Property Leases; and (iii) applicable zoning and building ordinances and land use permits or regulations, business licenses or other similar permits or licenses issued by any Governmental Entity.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, including any Governmental Entity, and including any successor, by merger or otherwise, of any of the foregoing.

“Real Property Leases” means lease agreement pursuant to which real property is leased.

“Security Interest”   means   any   mortgage,   charge   (fixed   or   floating),   pledge,  lien, hypothecation, deed of trust, attachment, assignment, option or right to acquire, right of first refusal, right of first offer or pre-emption, assignment by way of security or trust arrangement for the purpose of providing security, preference, lease, easement, equitable interest, servitude, proxy, voting agreement, interference, defect in title, impediment of title, impairment of title, imperfection of title, restriction or limitation on the ownership, title, possession, use, transfer or disposition of any asset, or any other encumbrance, security interest or any third party right of any kind or any Contract creating any of the foregoing or any claim with respect to any of the foregoing, in each case excluding the Permitted Liens.

“Seller Owned Transferred IP” shall have the meaning ascribed to such term in Schedule 1 hereof.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), whether computed on a separate or consolidated, unitary or combined basis or in another manner, whether disputed or not, and imposed by any Governmental Entity.

“Transactions” means, the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means, this Transaction Agreement and all other documents and contracts to be executed and delivered in connection herewith and therewith.

“Transferred Contracts” or “Acquired Contracts” shall mean all Contracts forming part of the Business, including (but not limited to): (i) any rights of the Seller to hold or use any Acquired Asset, and (ii) all contracts with customers, resellers and suppliers of SharpLink in connection with the Business including (but not limited) to the list of contracts in Section 6.12 of Schedule 6, as updated through the Closing Date under the terms of this Agreement.

2.               PURCHASE AND SALE

2.1.       Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Date (as hereinafter defined), Seller shall fully and irrevocably sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in the Acquired Assets, all free and clear of any Security Interests and other than any Excluded Liability of any kind or nature.

2.2.       Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign any Purchased Asset if an attempted sale, transfer or assignment thereof, without the consent of a third party thereto: (i) would constitute a breach or violation thereof or result in any acceleration of obligations of Sellers or the exercise of rights or remedies by any counterparty, including rights of termination, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of Buyer or Sellers. If such a consent is not obtained at or prior to the Closing, the provisions of Section 5.5 shall apply.

3.               ASSUMPTION OF LIABILITIES

3.1.      Subject to the terms and conditions of this Agreement, at the Closing, the Seller agrees to fully and irrevocably sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to assume, pay and perform, according to their respective terms, only those Liabilities that: (a) have arisen as a result of the Seller’s operation of the Business and the ownership of the Acquired Assets in the ordinary course of business and which are not an Excluded Liability or not covered by the indemnification undertakings included herein, and (b) are related to or otherwise form a part of the Acquired Assets or the Business (the “Assumed Liabilities”).

3.2.        The Buyer shall not assume or be deemed to have assumed, or be liable or have any obligations for Excluded Liabilities.

3.3.        If, after the Closing, either Party discovers that any additional asset that should have been delivered as an Acquired Asset as at the Closing Date, and was not transferred to the Buyer on or prior to the Closing Date, or that an Excluded Liability was assumed by the Buyer, the Seller will transfer, promptly upon Seller becoming or being made aware of the same, for no additional consideration (other than the Total Consideration), and those assets or Liabilities, as applicable, will be deemed to form part of the Acquired Assets or Excluded Liabilities, as applicable, for all purposes.

4.               EARN-OUT PAYMENT

4.1.        The Buyer shall pay to the Seller for the sale of the Purchased Assets and all other rights and obligations set forth herein, the "Earn-out Payment" (the “Consideration”).

4.2.        Earn-out Definitions:

4.2.1.      “Earn-out Payment” shall mean, the result of the following formula: the annual EBITDA of the Business as defined bellow in Section 4.2.3 for the year ended December 31, 2023, multiplied by 3, but in any case, not more than the amount which is resulted from the “Maximum Amount Formula.”

4.2.2.      “Maximum Amount Formula” means the Formula as described in Subsection 4.8 bellow.

4.2.3.     “EBITDA” shall mean the following formula for the Business and Acquired Assets, on a consolidated basis, for any period of computation: the sum (without duplication) of (each as reflected in the Earn-Out Schedule): Net Income plus the amount of Taxes related to the earnings or income of the Business and Acquired Assets (whether accrued or paid in cash or deferred) deducted in determining Net Income, plus the amount of any interest expense (net of any interest income) deducted in determining Net Income, plus the amount of depreciation and amortization related to the Business and Acquired Assets deducted in determining Net Income, plus the amount of any foreign currency losses deducted in determining Net Income and minus the amount of any foreign currency gains added in determining Net Income.

4.2.4.     The Parties confirm and agree that only revenues, income and expenses directly relating to the ordinary course Business and Acquired Assets should be included in the calculation of EBITDA, therefore, for example, in determining EBITDA, any expenses paid by the Buyer in connection with the acquisition of the Business (including, without limitation, consultant fees, write-offs or earn-out payments) and any overhead or intercompany charges should be excluded. Despite all of the above, an annual management fee of 5% of the total revenues from the Business will be part of the calculation of EBITDA. The Buyer undertakes to act in the ordinary course of business in connection with the recognition and recording of revenues and expenses in connection with the calculation of the EBITDA.

4.2.5.     “Independent Accountants” means certified public accounting firm from the ‘Big Four’ (other than either Party’s Accountants) mutually satisfactory to both parties, who shall have the privileges, powers and immunities of an arbitrator. The Independent Accountants shall only decide the specific items under dispute by the parties. The Independent Accountants shall be instructed to make a determination as soon as practicable, and in any event within thirty (30) calendar days after their engagement. The Independent Accountants shall prepare a written statement setting forth their resolution of the Disputed Items.

4.3.        Within ten (10) calendar days of the approval by the board of directors of the Buyer of the audited annual financial statements of the Business as at December 31, 2023, and for the 12 month period ending on such date (as applicable, the “Earn-Out Schedule Delivery Date”), which shall occur no later than May 31, 2024, Buyer shall deliver to the Seller a schedule certified by its Chief Executive Officer and Chief Financial Officer (an “Earn-Out Schedule”) setting forth the computation of the Earn-Out Payment (as applicable), if any, together with the calculation thereof in an agreed Excel table format (including, but not limiting to all relevant details of the EBITDA calculations for the year 2023). If no Earn-out Payment (as applicable) is due to be made, the Earn-Out Schedule shall state that no such Earn-Out Payment is to be made in addition to the detailed calculations.

4.4.       Review by the Seller After receipt of an Earn-Out Schedule, the Seller shall have sixty (60) calendar days after the date of receipt thereof (the “Earn-Out Review Period”) to review that Earn-Out Schedule. During the Earn-Out Review Period, the Seller and its Representatives shall have reasonable access to the books and records of the Business, the personnel of, and work papers prepared by, the Buyer to the extent that they relate to the preparation of the Earn-Out Schedule, to such historical financial information relating thereto as any of the Sellers may reasonably request for the purpose of reviewing the Earn-Out Schedule and to prepare any objections thereto and to the auditors of Buyer, all only in the manner which is needed in order to review such books or records which used in computing the Earn-Out Schedule. The Buyer shall use its commercially reasonable efforts to cause its Representatives and auditor to be made available in order to assist the Seller in the review of such Earn-Out Schedule, provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Buyer.

4.5.        Final and Binding Earn-Out Schedule. Unless the Seller, on or prior to the last day of the Earn-Out Review Period, gives Buyer a written notice objecting to the relevant Earn-Out Schedule and specifying, in reasonable detail to the extent determinable, the basis for each such objection and the amount in dispute (to the extent determinable), such Earn-Out Schedule and the amount of the Earn-Out Payment, if any, resulting therefrom shall be final and binding upon the Buyer and the Seller in respect of all amounts not specified as being in dispute under the aforementioned notice of objection. If a timely notice of dispute of such Earn-Out Schedule is delivered to Buyer, then such Earn-Out Schedule shall become final and binding upon the parties with respect to the stated amount in dispute upon the earlier of the date that (A) the Seller and Buyer resolve in writing any differences they have with respect to any matter specified in the notice of dispute, or (B) any matters in dispute are finally resolved pursuant to Subsection 4.6 below. The “Earn-Out Determination Date” shall mean the earliest of (a) the last day of the Earn-Out Review Period in the event that the Seller does not deliver a written notice of dispute with such Earn-Out Review Period, (b) the date immediately following the date that the Seller delivers a written notice to the Buyer that it does not dispute the computation of the Earn-Out Payment as set forth in the Earn-Out Schedule, (c) the date that the Seller and Buyer resolve in writing any differences they have with respect to any matter specified in the notice of dispute, or (d) the date that any matters in dispute are finally resolved pursuant to Subsection 4.6 below.

4.6.        Resolution of Disputes relating to an Earn-Out Payment: Any dispute relating to any calculations of an Earn-Out Payment shall be resolved pursuant to the following provisions:

4.6.1.     If the Seller has timely and properly disputed any calculations shown in an Earn-Out Schedule, then during the thirty (30) calendar days immediately following the delivery of a notice of dispute, the Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the notice of dispute. During any period of dispute, the Seller, Buyer and their respective Representatives shall have the access contemplated by subsection 4.5 above. If the parties are unable to resolve such dispute within such 30-day period (unless such 30-day period shall be extended by mutual agreement of the Seller and the Buyer), then such dispute shall be finally resolved by the Independent Accountants in accordance with the procedures set forth in the next paragraph.

4.6.2.     At the end of the thirty (30) day period described in paragraph (i) above, the Seller and Buyer shall submit to the Independent Accountants for review and resolution all matters remaining in dispute (and only such matters) and that were included in the applicable notice of dispute (the “Disputed Items”). Buyer and the Seller shall instruct the Independent Accountants to review and resolve all of the Disputed Items. Buyer and the Seller shall instruct the Independent Accountants to make a final determination of the Disputed Items in accordance with the guidelines and procedures set forth in this Agreement. Buyer and the Seller shall cooperate with the Independent Accountants during the term of its engagement. The Independent Accountants’ determination shall be based solely on presentations by Buyer and the Seller that are in accordance with the guidelines and procedures set forth in this Agreement, and not on the basis of an independent review. The resulting Earn-Out Schedule and the resulting final Earn-Out Payment shall become final, binding and unappealable on the parties hereto on the date the Independent Accountants deliver a final resolution in writing to Buyer and the Seller (which final resolution shall be required by the parties to be delivered not more than thirty (30) calendar days following submission of such disputed matters). All of the fees and expenses of the Independent Accountants pursuant to this paragraph (ii) shall be paid by the party whose submission in respect of the Disputed Items varied the most from the amounts finally determined by the Independent Accountant.

4.7.        Settlement of the Earn-Out Payment: On or before the 14th Business day after the Earn- Out Determination Date, the Buyer shall pay to the Seller the Earn-Out Payment (if the Earn-Out Payment becomes payable pursuant to this Agreement), by wire transfer of immediately available funds, to the account or accounts as notified by Seller to Buyer no later than the Earn-Out Determination Date, plus applicable VAT, against a tax invoice issued by Seller.

4.8.
(i)           Maximum Amount Formula – If the Earn-Out Payment becomes payable pursuant to the above Subsections of this Section 4, then in any case, the Earn-Out Payment will not be more than the result of the following formula: $1 million + “Net Working Capital”.

(ii)           The term “Net Working Capital” shall mean the result of the following formula, all as of the Closing Date:

AR – AP + Cash – DR – AE

Whereby such terms shall have the following meanings (all as of the Closing Date, excluding items that are not related to the Business and based on the process detailed below):

AR	–	Accounts receivable of MTS Integratrak, Inc.

AP	–	Accounts payable of MTS Integratrak, Inc.

Cash	–	Cash and cash equivalents held by MTS Integratrak, Inc.

DR	–
Deferred revenues of MTS Integratrak, Inc., SharpLink Gaming Ltd. (relating to the Business sold in the Proposed Transaction) for the period up to the Closing Date, even if will be invoiced or actually be paid by the Clients after the Closing Date.

AE	–
Accrued expenses of MTS Integratrak, Inc., SharpLink Gaming Ltd. (relating to the Business sold in the Proposed Transaction) for the period up to the Closing Date, even if will be invoiced or actually be paid by MTS Integratrak, Inc. after the Closing Date.

To avoid any doubts and misunderstanding on applying the formula, attached in Annex B is an agreed calculation example. For the removal of any doubt, the Parties hereby clarify that the intention of the calculation of Net Working Capital is to ensure that the appropriate Party bears the expense or receives the income and the Parties will ensure that the calculation will not include any amounts that have already been paid or received by the relevant Party prior to the calculation of the Net Working Capital. For example, an accrued expense of Seller in connection with the Business (for the period ends on the Closing date), that was actually paid by the Seller after Closing will not be deducted from the calculation of the Net Working Capital and deferred revenues of Seller in connection with the Business (for the period ends on the Closing date), that were actually collected and kept by Seller after Closing will not be added to the calculation of the Net Working Capital.

(iii)         Within 45 Business Days from the Closing Date, the Seller will prepare and deliver to Buyer a calculation of the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”). The information included in the Closing Net Working Capital shall (i) be prepared in accordance with US GAAP and Seller’s past practices, (ii) fairly and accurately reflect the information included therein as of the Closing Date, and (iii) serve as the basis for the calculation of the final Consideration to be calculated in accordance with Section 4.1 (if any as applicable).

(iv)         The Seller shall provide the Buyer and its accountants, at the Buyer’s expense, reasonable access to the books and records of SharpLink, MTS Asia and Integratrak used to prepare the Closing Net Working Capital calculation. The Buyer and its accountants will complete their review within 45 Business Days after receipt by the Buyer of the Closing Net Working Capital calculation from the Seller.

(v)          If the Buyer disagrees with the Seller’s determination of the Closing Net Working Capital, the parties shall apply the procedure as pursuant to Subsection 4.6 above.

4.9.        Each Party shall be liable for any Taxes imposed on it in connection with the Contemplated Transactions. Notwithstanding any other provision in this Agreement, Buyer shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by law, including, without limitation, the Israeli Income Tax Ordinance [New Version] 5721- 1961. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller in respect of which such deduction and withholding was made.

4.10.     Allocation of Consideration. Buyer shall allocate the Consideration and the Assumed Liabilities among the Purchased Assets and will provide Seller with an allocation thereof (the “Allocation Statement”) within six (6) months of the Closing Date ("The Allocation Date"). Seller will have a period of twenty (20) Business Days following the Allocation Date to notify the Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, and upon delivery of such notice, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) Business Days following receipt of such objection notice by Buyer. In the event that Buyer and Seller are unable to resolve such dispute within such twenty (20) Business Days, Buyer and Seller shall jointly retain an independent accounting firm to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Independent Accounting Firm accrued in connection with the review of the Allocation Statement shall be borne by (i) Buyer, to the extent the Allocation Statement is adjusted following such review, or (ii) Seller, to the extent the Allocation Statement is not adjusted following such review. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with this Allocation Statement. None of Seller, Buyer nor any of their Affiliates will take any position, whether on any Tax Return, in any audit or other administrative or judicial proceeding, which is inconsistent with such allocation unless expressly required pursuant to applicable Law.

4.11.     Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with this Allocation Statement. None of Seller, Buyer nor any of their Affiliates will take any position, whether on any Tax Return, in any audit or other administrative or judicial proceeding, which is inconsistent with such allocation unless expressly required pursuant to applicable Law.

4.12.      It is agreed that for purposes of this Section 4 the term “Seller” shall mean SharpLink.

5.               CLOSING

5.1.        Closing Date. The Closing will take place no later than the tenth (10th) Business Day after all the Closing conditions set forth below have been duly satisfied (or, to the extent permitted, waived by the Party entitled to waive such condition), but in any case, not before December 31, 2022, and if the conditions to Closing will be met after January 1, 2023, then the Closing will take place on the 1st calendar day of the next month, or such other time as the Parties may mutually agree upon in writing. The Closing will take place remotely by the exchange of duly-executed signature pages delivered by each Party via facsimile or electronic mail.

5.2.         Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

5.2.1.     The Seller shall deliver, or procure the delivery, to Buyer of the following documents (unless any such delivery is waived by Buyer in a writing executed by Buyer):

5.2.1.1.          A certificate, duly executed by an officer of each of the Sellers, dated as of the date of the Closing, confirming that the representations and warranties made in Section 6 were true and correct in all respects when made and are true and correct in all material respects on the Closing Date as though made on the Closing Date (except those representations and warranties which are made as of a specified date, which shall be true and correct in all respects as of such date), and that Seller has performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing;

5.2.1.2.          Assignments of all Seller Owned Transferred IP in the form of Schedule 5.2.1.2 attached hereto (“Intellectual Property Assignment Agreement”) executed by Seller;

5.2.1.3.          the Acquired Assets by way of transfer of ownership, assignment, transfer of license/sub-license, via a general assignment, assumption and bill of sale, in the form of Schedule 5.2.1.3, evidencing the sale and conveyance to Buyer of the Acquired Assets, duly executed by the Seller;

5.2.1.4.          to the extent required, novation agreements, pursuant to which Seller shall assign certain Acquired Contracts to Buyer and procure that the other party to each such Acquired Contract confirms such assignment, in the form of Schedule 5.2.1.4 (the “Novation Agreements”), duly executed by the Seller and such other parties;

5.2.1.5.          such other certificates of title or other instruments of assignment and transfer with respect to the Purchased Assets as Buyer may reasonably request and as may be necessary to vest in Buyer good and marketable title to and ownership of all of the Purchased Assets, executed by Seller to the extent applicable;

5.2.1.6.          Duly executed copies of all consents of third parties to the assignment or transfer, for the benefit of the Buyer of the Acquired Contracts, Acquired Assets, Assumed Liabilities or as otherwise required for the consummation of the Transaction, listed on Schedule [    ] hereto (the “Third Party Consents”).

5.2.1.7.          A domain name transfer deed, for each Acquired Domain Name, substantially in the forms attached hereto as Schedule 5.2.1.7, duly executed by the Seller;

5.2.1.8.          A copy of the resolutions of the board of directors of the Sellers, substantially in the form of Schedule 5.2.1.8.

5.2.1.9.          Physical delivery of all physical Acquired Assets (including but not limited to the Acquired Equipment) in a mutually reasonably agreed manner.

5.2.1.10.        A written confirmation signed by the CEO and CFO of the Seller, for the fully accomplishment of all the required actions and/or payments/costs for eliminating the intercompany debt between Integratrak and SharpLink.

5.2.1.11.        A written resignation, in a form reasonably satisfactory to Buyer, dated effective as of the Closing Date, executed by each and all of the directors and officers of Integratrak who are not to continue as directors and/or officers of Integratrak after the Closing.

5.2.1.12.        The Seller and Buyer shall provide all counter parties to the Transferred Contracts with notice regarding the Contemplated Transactions and the change of payment details in the form agreed to by the Parties. The Seller will sign and send such notice not later than 7 days following the signing of the Buyer on the agreed form of such notice. Provided that the Seller will provide the Buyer with a complete list of all contact details of the counter parties of the Transferred Contracts not later than the Closing Date, the Closing will not be subject to completion of this process and the Parties hereto will cooperate following the Closing in the event additional notices need to be delivered.

5.2.2.      Buyer will deliver, or procure the delivery, to Seller (unless any such delivery is waived by Seller in a writing executed by Seller) a certificate, duly executed by an officer of the Buyer, dated as of the date of the Closing, confirming that the representations and warranties made in Section 7 were true and correct in all respects when made and are true and correct in all material respects on the Closing Date as though made on the Closing Date (except those representations and warranties which are made as of a specified date, which shall be true and correct in all respects as of such date), and that Buyer has performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing.

5.3.       On the Closing Date, Seller shall, at no cost to Buyer, in the manner and form and to the locations reasonably specified by Buyer, deliver to Buyer, or place Buyer or Buyer’s designee in possession of, all of those of the Purchased Assets which are tangible assets. To the extent required, Seller shall grant Buyer access to its electronic files and reasonably assist Buyer with the transfer thereof to Buyer.

5.3.1.      To the extent allowed under Applicable Law and/or under the terms of such Acquired Asset, the Seller hereby constitutes and appoints the Buyer and its successors and assigns as its true and lawful attorneys-in-fact in connection with the Transactions contemplated by this Agreement, with full power of substitution and re-substitution, in the name of the Seller but on behalf of and for the benefit of the Buyer and its successors and assigns, to demand and receive from time to time any and all of the Acquired Assets hereby conveyed, assigned and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Seller or otherwise, for the benefit of the Buyer or its successors and assigns, proceedings at law, in equity, or otherwise, which Buyer or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Acquired Assets, or to enforce rights under any Acquired Contracts and to do all acts and things in relation to the Acquired Assets that the Buyer or its successors or assigns deem desirable. Seller shall deliver to Buyer at the Closing Date a power of attorney to the foregoing effect duly executed by Seller in the form of Annex 5.3.1 or in such other form as is reasonably acceptable to Buyer pursuant to a written request made by the Buyer.

5.3.2.     Without limiting the foregoing, in the event that any Party receives, at any time after the Closing, any payment that relates to a Purchased Asset (including from any customer for payment under any Transferred Contract) that belongs to the other Party (e.g., payment for services rendered after Closing pursuant to a Transferred Contract, that is received by Seller), such Party shall hold any such payment in trust for the other Party and promptly transfer such payment to the other Party (or any Affiliate of such other Party designated by the other Party). In the event that either Party receives, at any time after the Closing, any request, demand or invoice for payments that are the Liability of the other Party, then such Party shall promptly provide such request, demand or invoice to the other Party for payment.

5.4.       From time to time following the Closing and without additional consideration to Seller, Seller and Buyer shall execute, acknowledge and deliver in a reasonably prompt manner, all such further deeds, agreements, instruments, conveyances, notices, assumptions, releases and such other instruments reasonably requested and required in order to consummate the Contemplated Transactions, and shall take such further actions, in each case, as may be commercially reasonably necessary or appropriate to assure fully to Buyer and its successors or assigns, all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement with respect to the Purchased Assets, and to assure fully to Seller and its successors and assigns, the assumption of the Assumed Liabilities, and to otherwise make effective the Contemplated Transactions.

5.5.       It is hereby agreed that to the extent the consent of any third party is required for the transfer of a Transferred Contract from Seller to Buyer under the terms of such Transferred Contract or applicable law (a “Required Consent”) and such Required Consent is not obtained at or prior to the Closing Date, such Transferred Contract (“Operated Transferred Contract”) will not be deemed to be transferred to Buyer at the Closing Date and will not be deemed to be a Purchased Asset, and the following provisions will apply with respect to all Operated Transferred Contracts as of the Closing:

5.5.1.      the Seller shall be deemed to hold or assume, as applicable, the respective Operated Transferred Contracts and all rights, benefits, privileges, obligations and liabilities with respect thereto, as a trustee for the sole benefit of the Buyer and shall manage such Operated Transferred Contracts, to the extent required, solely in accordance with reasonable instructions of the Buyer. It is hereby clarified that Seller will not be required or obligated to fulfill any of the obligations relevant to Operated Transferred Contract or to provide any services in connection thereto and the undertakings included in this Subsection will only apply to actions that cannot be performed by Buyer or any of its Representatives through no fault of Buyer or any of its Representatives.

5.5.2.      Buyer will be required and entitled to solely and fully operate, execute and perform all acts, services, obligations and rights under the Operated Transferred Contracts on behalf of the Seller and according to Buyer’s sole and absolute discretion; and Seller shall fully cooperate with the Buyer in this respect.

5.5.3.     Without derogating from the foregoing, Buyer will be entitled to receive all payments stemming from the Operated Transferred Contracts for activities conducted commencing as of the Closing (including in the event such payments are paid directly to the Seller).

5.5.4.      Subject to actual receipt by the Buyer of all rights, benefits, privileges (to all of which Buyer shall be entitled from Seller) related to such Operated Transferred Contracts and provided that the Seller complied with the Buyer’s reasonable instructions related to such Operated Transferred Contracts, Buyer will solely bear and be responsible for all Liabilities in connection with the Operated Transferred Contracts for activities commencing as of the Closing. It is hereby clarified that to the extent any rights, privileges or benefits are due from third parties, including the customer, as of the Closing, Buyer shall be solely responsible to enforce such rights, privileges and benefits and failure to obtain same will not derogate from Buyer’s responsibility as set forth herein.

5.5.5.     The Seller and Buyer shall use their respective commercially reasonable efforts, and cooperate with each other, to obtain promptly such Consents that are needed for the transfer of such Operated Transferred Contracts. Pending such Consents and subject to the aforesaid trust arrangement, the Seller and Buyer shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Buyer the full benefits of use of such Operated Transferred Contracts.

5.5.6.     Upon receipt of the Required Consent with respect to an Operated Transferred Contract, such Operated Transferred Contract shall be deemed to be a Purchased Asset and all right, title and interest in and to such Operated Transferred Contract will be transferred to the Seller and all related Liabilities assumed by Buyer as part of the Contemplated Transactions, and the provisions of this Section 5.5 will cease to apply to such Operated Transferred Contract commencing upon the receipt of the Required Consent.

5.5.7.     In the event that a Required Consent for an Operated Transferred Contract is not obtained by the Earn-out Determination Date, the Seller will be entitled to exclude such Contract from the Operated Transferred Contracts, provided that the Seller has provided 10 days’ prior written notice to the Buyer regarding Seller’s intention to exclude such Contract. In the event that a Contract is excluded from the Operated Transferred Contracts pursuant to Seller’s notice in accordance with this Section 5.5.7, such Operated Transferred Contract shall cease to be an Operated Transferred Contract and it shall not become a Transferred Contract, and this Agreement, including, without limitation, this Section 5.5, shall cease to apply to such contract, except in connection with rights or liabilities accrued under such Contract on or prior to the Earn-out Determination Date.

5.5.8.      The Buyer undertakes to fully comply with the terms of each Operated Transferred Contract and with all applicable law in connection with its operation of the Operated Transferred Contracts and will immediately notify Seller of any claims received by Buyer, whether orally or in writing, in connection with an alleged breach of such terms or applicable law. The Buyer undertakes to indemnify and hold Seller harmless, in connection with any Loss (as defined below) arising after the Closing that Seller may incur as a result of the arrangement included in this Section 5.5 and the operation of any of the Operated Transferred Contracts by Buyer during the period in which such Contract was an Operated Transferred Contract, including, without limitation, reasonable attorney fees and Tax liabilities.

6.               REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller, as applicable, hereby represents and warrants to the Buyer with respect to itself and the Purchased Assets owned by it as of the Effective Date, that the following is true and correct in all respects, as qualified and supplemented by Schedule 6 attached hereto:

6.1.        Organization and Standing. The Seller and Integratrak is a corporation duly organized and validly existing under the laws of the country in which it was incorporated with full power and authority to own its properties and assets and to conduct its business as now conducted. Except as set forth on Section 6.1 of Schedule 6 hereto, Integratrak is duly licensed and qualified to do business, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, other than in jurisdictions where the failure to be so qualified, individually or in the aggregate, would not be materially adversely affect Integratrak or the Business.

6.2.       Authority. The Seller has the full right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and, subject to the satisfaction of the conditions to Closing, to consummate the Contemplated Transactions in accordance with the terms of this Agreement. This Agreement is, and the other instruments to be executed and delivered by the Seller in connection with the Contemplated Transactions shall be, the legal, valid, and binding obligations of the Seller, enforceable in accordance with their terms. All corporate actions on the part of the Seller, its director(s), and its shareholder(s), to the extent necessary for the authorization and execution of this Agreement and the other Transaction Documents, and the performance of all of the obligations of the Seller hereunder and thereunder, have been taken or will be taken on or prior to the Closing Date, according to the provisions of the Organizational Documents of the Seller, and no other corporate proceedings or corporate Consents on the part of the Seller, its director(s) or its shareholder(s), are necessary or are required to be obtained or made for such purpose.

6.3.        No Conflict. The execution, delivery, consummation and performance of this Agreement and the other Transaction Documents to which the Seller is a party, by the Seller, and the consummation of the Transactions and/or the compliance by the Seller with the terms and provisions of the Transaction Documents to which the Seller is a party, including with the passage of time or the giving of notice or both, shall not:

6.3.1.     conflict with, violate or cause a breach or default, or give rise to a rights of termination, cancellation, renegotiation or acceleration of any obligation or loss or reduction of any benefit under, or require any Consent from any Person, including any Governmental Body or in accordance with: (i) in any material respect, any Material Acquired Contract of the Seller (subject to any Consent required for their novation or assignment in accordance with their terms and Applicable Law), (ii) any Order or ruling, which was issued against the Seller by any Governmental Body or by which the Seller is bound, or (iii) any provisions of the Organizational Documents of Seller;

6.3.2.      result in any violation of any Applicable Law or Permit applicable to the Seller;

6.3.3.      result in the creation of any Security Interest over any of the Acquired Assets;

6.3.4.      require, or entitle any third party to require, Buyer to grant to any Person any right under any Acquired Assets or to pay any royalty or other amount to any third party.

6.4.        Capitalization of Integratrak. The Shares represent as of the date hereof 100% of the issued and outstanding share capital of Integratrak. No other person or entity owns or has rights to or has been promised to purchase from, or be issued or granted by, the Seller or Integratrak any shares or any other equity securities of Integratrak, or any rights to purchase or be issued or granted shares or other equity securities of Integratrak. All Shares have been duly authorized, validly issued, fully paid-up and non-assessable.

6.5.        Solvency. The Seller is not insolvent or bankrupt under Applicable Laws, unable to pay its Debts as they fall due and has not proposed or is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the uncontested amounts due to them nor do any circumstances exist which may result in any of the foregoing. The Seller is not subject to any Proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings and, to the knowledge of the Seller, no competent third party has initiated such proceedings. The Seller is not entering this Agreement and the other Transaction Documents with intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated hereby and thereby, Seller will be solvent.

6.6.       Reports and Financial Results. Set forth in Section 6.6 of Schedule 6 are (i) the unaudited pro forma balance sheet of the Business (on a consolidated basis) as of December 31, 2021 and the related pro forma unaudited statement of income, for the period then ended ( “ Seller’s Financial Reports”), prepared in accordance with US GAAP, (ii) the unaudited balance sheet and profit and loss statement for Integratrak as of and for the year ended December 31, 2021 (“ Integratrak’s Financial Reports,” and, together with the Seller’s Financial Reports, the “Financial Reports”). The Financial Reports were derived from the books and records of the Sellers and Integratrak and (i) present fairly, in all material respects, the financial position and results of operations of the Business and Integratrak, as applicable, at the dates and for the periods indicated, and (iii) have been prepared in accordance with US GAAP, subject to normal year-end and audit related adjustments; provided, that the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and therefore the Financial Reports do not necessarily represent the financial, operating or other results of the Business had the Business been operated as a standalone entity. The Financial Reports do not reflect any material assets or material Liabilities not related to the Business. All Accounts Receivable (as such term is defined and calculated in accordance with US GAAP) which are included in the Financial Reports have arisen from bona fide transactions in the ordinary course of the business of the Business consistent with past practice. From December 31, 2021, the Sellers and Integratrak, as applicable, have continued their method of collection of Accounts Receivable in accordance with past practice and have not accelerated or otherwise changed in any material respect their collection of Accounts Receivables in a manner which deviates from past practice in the ordinary course of business. The Seller is not a guarantor of any Debt or obligation of another Person with respect to the Acquired Assets, nor has Seller given any indemnification, loan, Security Interest or otherwise agreed to become directly or contingently liable for any obligation of another Person with respect to the Acquired Assets and, except as set forth in Section 6.6 of the Disclosure Schedule, no Person has given any guarantee of, or Security Interest for, any obligation of the Seller with respect to the Acquired Assets. Except as set forth in Section 6.6 of Schedule 6, the Business does not have any Liability that is not reflected or reserved against in the Financial Reports, other than (a) Liabilities incurred since December 31, 2021 in the ordinary course of business consistent with past practice; (b) and Liabilities arising under this Agreement.

The Seller is duly responsible for the Tax report of Intergratrak for 2021 (“The Tax Report”), and will be liable to pay any Tax demands for the period before the Closing Date (regardless of whether such Liability arises before or after the Closing Date), after taking into account the loss carryforwards of Integratrak as of the Closing Date that were not already utilized by Integratrak for the period prior to Closing assuming those loss carryforwards are deductible for tax purposes at that time or were used by Buyer subsequent to Closing. The Buyer will provide a draft of the 2022 Tax Report of Integratrak for review by the Seller and the Seller will have at least 15 days to review and to provide comments or approve to submit the Tax Report. In the event the Seller does not provide any comments during 30 days from the date or receipt of the tax report for review, it will be deemed to have approved the 2022 tax report. The Buyer will implement any reasonable comment made by the Seller.

6.7.        Conduct of Business. Since the Financial Reports Date, through and including the date of this Agreement, except as expressly contemplated in this Agreement and any other Transaction Document and except as set forth in the Disclosure Schedule, (i) the Acquired Assets and/or the Business have been operated only in the ordinary course of business, consistent with past practice, and (ii) none of the following has occurred or arisen: (A) the Seller has received notice from a party to a Material Acquired Contract indicating an intention to reduce the volume of its business with the Seller or to vary the terms on which it does business with the Seller, whether as a consequence of the Transaction or otherwise; (B) the Seller has changed its methods of accounting or accounting practices, other than mandatory changes required in accordance with the GAAP Accounting Principles; (C) except in the ordinary course of business, the Seller has made any capital expenditures or commitments therefor with respect to the Acquired Assets and/or the Business in an amount in excess of $50,000, individually; (D) the Seller has suffered any material damage to or destruction or loss of any asset or property relating to the Acquired Assets and/or the Business; I Seller has taken any action with respect to any dissolution, liquidation or insolvency of the Seller; (F) the Seller has entered into a Contract for the sale, lease, license or other disposition of any Acquired Assets and/or assets or properties relating to the Business, except in the ordinary course of business; (G) the Seller has created a Security Interest in or over any Acquired Assets or related to the Business; or (H) the Seller entered into any obligation to do any of the things referred to elsewhere in this Section 0.

6.8.       Bank Accounts. Integratrak owns only the Bank accounts as listed in Section 6.8 of Schedule 6, and the balance in these accounts are as shown in Schedule 6.8 ("Balance Date"). Since the Balance Date, through and including the date of this Agreement, no material change has been made in any of the Bank Accounts.

6.9.        Title to Assets; Real Property. the Seller owns and has good and exclusive title to each of the Purchased Assets owned by it, free and clear of all Liens, other than Permitted Liens, and except as set forth in Section 6.9 of Schedule 6, without, to such Seller’s Knowledge infringing upon or violating any right or claim of others. Other than as set forth in Section 6.9 of Schedule 6 hereto, no claims have been asserted by any person or entity regarding the use of the Purchased Assets by the Seller and/or anyone on its behalf, and Seller does not know of any valid basis for any such claim. Following the consummation of the Contemplated Transactions and the execution of the instruments of transfer contemplated by this Agreement, Seller will convey, and Buyer will own, with good, valid and marketable title, or lease, under valid and subsisting leases, all the interests in the Purchased Assets currently held by each Seller. Integratrak has good title to its tangible assets purported to be owned by them, free and clear of all Liens (other than Permitted Liens). Integratrak does not own any real property. Set forth in Section 6.9 of Schedule 6 is a complete list of all of the Real Property Leases of Integratrak in respect of the Business as tenant, and the relevant address of such leased real property.

6.10.      Intellectual Property. Section 6.10 of Schedule 6 sets forth a complete and correct list as of the date of this Agreement of: (i) all registered Intellectual Property rights throughout the world, and all pending applications for such rights, owned by the Seller that are part of the Business. Other than as set forth in Section 6.10(a) of Schedule 6, Seller has the exclusive right to use the Seller Owned Transferred IP under valid and enforceable licenses or Contracts, and to transfer such ownership and/or use to Buyer without payment to or consent of a third party. All registered IP as included in the Seller Owned Transferred IP is in full force and effect and none of the registered IP has lapsed or been challenged in any legal act. There are no claims or suits pending or, to Seller’s best knowledge, threatened, and Seller has received no written notice of any claim or suit (i) alleging that the conduct of the Business infringes upon or constitutes the unauthorized use of the proprietary rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any of the Seller Owned Transferred IP. To Seller’s best knowledge, no Seller Owned Transferred IP is being violated or infringed upon by any third party. Section 6.10(b) of Schedule 6 contains a list of all Contracts pursuant to which any Intellectual Property of any other Person is licensed by the Seller in respect of the Business and which is material to the Business (other than off-the shelf software). Other than as set forth in Section 6.10(c) of Schedule 6, the Seller is not obligated to make any royalty or other payments in connection with the Seller Owned Transferred IP with respect to the use thereof in the conduct of the Business as currently conducted. Other than the Seller Owned Transferred IP no other Intellectual Property is necessary in the conduct of the Acquired Assets and/or the Business, other than open-source materials and standard off-the-shelf software used in accordance with the license terms applying thereto and other than as set forth in Section 6.10(c) of Schedule 6.

6.11.       Litigation. There is no Legal Proceeding pending, or, to the Seller’s Knowledge, governmental investigation pending or threatened or Legal Proceeding threatened in writing by or against Seller relating to any Purchased Asset or that seeks to impair, prohibit or restrain the ability of Seller to enter into this Agreement or to consummate any of the Contemplated Transactions, and Seller is not subject to any order from any Governmental Entity in respect of the Purchased Assets which order would prevent the consummation of the Contemplated Transactions.

6.12.  Transferred Contracts. All of the Material Transferred Contracts are listed in Section 6.12 of Schedule 6 and a true, correct and complete copy of each such Material Transferred Contract has been delivered to Buyer, to the extent available to the Seller. Other than as set forth in Section 6.12 of Schedule 6, with respect to each Transferred Contract that will be assigned to Buyer: (i) the Transferred Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Seller and, to the Knowledge of Seller, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) assuming receipt of the Required Consents from third parties in connection with the assignment of each Transferred Contract by Seller to Buyer, to the extent required, the Transferred Contracts will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with their terms as in effect immediately prior to the Closing; and (iii) neither Seller nor, to the Knowledge of Seller, any other party is in material breach or material default, and no event has occurred that with notice or lapse of time would constitute a material breach or material default by Seller or, to the Knowledge of Seller, by any such other party, or permit termination, modification or acceleration, under such Transferred Contract. (iv) Seller has not, in the past twelve (12) months, waived or assigned any of the rights or benefits under any Transferred Contract, and to the Knowledge of the Seller, it is entitled, in all material respects, to all benefits thereunder. (v) Seller is not currently in the process of renegotiating the terms of, and has not at any time during the past twelve (12) months received any request to renegotiate the current terms of and Transferred Contract. Seller is not a party to any oral contract, agreement or other arrangement in connection with the Business.

6.13.      Contractual Consents. Except for the consents of third parties to the Transferred Contracts as may be required under the terms of such Transferred Contracts or applicable law, and except for the consent of the IIA (as defined below) to the transfer of certain of the Seller Owned Transferred IP, no prior consent of any party to a Contract to which Seller is bound is required for the consummation by Seller of the Contemplated Transactions to be in compliance with the provisions of such contract or to avoid the termination of, the loss of any right under or the incurrence or acceleration of any obligation under, such Contract.

6.14.      Consent of the IIA. The IIA Plan is valid, binding and enforceable and in full force and effect with respect to the Seller, and Seller is not in any material breach or material default, and no event has occurred that would constitute a material breach or material default by Seller of the IIA Plan. To the best knowledge of the Seller there is no material cause for refusal by the IIA for the Transaction of the Acquired Assets to the Buyer. The Seller will be responsible to pay all royalties to the IIA for the period before the Closing Date.

6.15.      Taxes. Other than as set forth in Section 6.15 of Schedule 6, the Seller and Integratrak has duly and timely filed or caused to be timely filed with the appropriate Tax authorities all Tax returns required to be filed by them. All such Tax returns are true, complete and accurate in all material respects and all Taxes due and owing by the Seller and Integratrak on or before the date hereof have been timely paid. No deficiencies for Taxes with respect to each of the Sellers and Integratrak, any of the Purchased Assets or the Business have been claimed, proposed or assessed by any Tax authority or other Governmental Entity. Other than as set forth in Section 6.15 of Schedule 6, there are no pending or, to the Seller’s Knowledge, threatened audits, assessments, investigations, disputes, claims or other actions for or relating to any Liability in respect of Taxes of Seller or Integratrak or Taxes with respect to any of the Purchased Assets or the Business. There are no encumbrances or Liens for Taxes upon any of the Purchased Assets (other than current Taxes not yet due and payable). SharpLink is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning VAT.

6.16.      Employee Matters. Section 6.16 of Schedule 6 hereto sets forth a full and accurate description, as of the date hereof, of the names, positions, dates of commencement of employment, monthly salaries, whether the such employee is subject to Section 14 arrangement under the Severance Pay Law, 5723 – 1963, advance notice periods, and other terms and conditions of employment, of the Employees and of the employees of Integratrak, as well as terms of engagement of independent contractors that supply services in connection with the Business or the Purchased Assets to the Seller and to Integratrak. Integratrak has complied in all material respects with the terms and conditions of the employment agreements of each of its employees and all applicable Laws that apply to such employment.

6.17.      Insurance. Section 6.17 of Schedule 6 sets forth a true, correct and complete listing of all policies of insurance issued at the request or for the benefit of the Seller and/or Integratrak, wholly or primarily providing cover for the Business and/or any of the Acquired Assets. Other than the aforementioned list, the Seller is not entitled to any rights with respect, or subject to any obligations with respect, to any insurance policy which is wholly or primarily related to the Business and/or any of the Acquired Assets. There is no claim pending under any of such insurance policies and no claim pending as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies. Either Seller and Integratrak are in compliance with the terms of such insurance policies. Excluding insurance policies that have expired or been replaced in the ordinary course of business, the Seller has not received notice indicating any threatened termination of, or premium increase with respect to, any of such insurance policies. For the removal of any doubt, the insurance policies are not part of the Acquired Assets.

6.18.      Subsidiaries. Except as set forth in Section 6.18 of Schedule 6, Integratrak does not directly or indirectly own, and has not directly or indirectly owned, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any individual, firm, company, limited liability company, joint stock, corporation or other company, Governmental Body, joint venture, association, trust or partnership, works council, employee representative body or any other entity of any kind.

6.19.      Information Furnished. No representation or warranty made by the Seller in this Agreement (including its exhibits and schedules) contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading, in view of the circumstances in which they were made.

6.20.      No Additional Representations. The representations and warranties made by the Sellers in this Section 6 are the exclusive representations and warranties made by them to the Buyer in connection with the Contemplated Transactions. Buyer acknowledges and agrees that, unless expressly stated herein, neither of the Sellers, nor their Affiliates or respective representatives, have made or is making any warranties or representations of any kind or character, express or implied, with respect to the Business or the Purchased Assets and Assumed Liabilities, including, but not limited to, any warranties or representation as to merchantability or fitness for a particular use or purpose. Except as expressly set forth herein, Buyer acknowledges and agrees that upon the Closing the Seller shall sell and convey to Buyer and Buyer shall accept the Purchased Assets and Assumed Liabilities “as is, where is, with all faults.”

7.               REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

The Parent and Buyer hereby represent and warrant to the Seller that the following is true and correct in all respects:

7.1.        Organization and Standing. Each of the Parent and the Buyer is a corporation duly organized and validly existing under the laws of the State of Israel with full power and authority to own its properties and assets and to conduct its business as now conducted or proposed to be conducted. The Buyer is a wholly-owned subsidiary of Parent.

7.2.        Authority. Each of the Parent and Buyer has the full right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and to consummate the Contemplated Transactions in accordance with the terms of this Agreement. This Agreement is, and the other instruments to be executed and delivered by Parent or Buyer in connection with the Contemplated Transactions shall (at and as of the Closing) be, the legal, valid, and binding obligations of Parent or Buyer, as applicable, enforceable in accordance with their terms. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and Buyer.

7.3.        Compliance with Laws. The execution and delivery by Parent and Buyer of this Agreement, and the consummation by it of the Contemplated Transactions, to the extent applicable to it, does not and shall not as of the Closing Date contravene or conflict with (or constitute a violation or breach of or default under or give to others any rights, including rights of termination, cancellation or acceleration under): (i) the Articles of Association or other incorporating or corporate documents of Parent or Buyer, as applicable; (ii) any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Buyer; or (iii) any agreement, contract, lease or commitment applicable to Parent or Buyer or Parent’s or Buyer’s properties or assets.

7.4.        Independent Investigation. Without derogating from Buyer’s reliance on Seller’s warranties included herein, Buyer has conducted, to its satisfaction (to its knowledge), an independent investigation of the Business, the Purchased Assets and the Assumed Liabilities, including, without limitation, the Seller Owned Transferred IP, and, in making its determination to proceed with the Contemplated Transactions, Buyer has relied on the results of its own independent investigation and on its own knowledge and experience in addition to the representations and warranties of the Seller expressly and specifically set forth in this Agreement. Seller shall have no liability to Buyer with respect to a breach of a representation, warranty or covenant under this Agreement to the extent that Seller can show evidence that Parent or Buyer knew of such breach prior to the Closing.

7.5.        Sufficient Funds. Buyer (i) has and will maintain until the Earn-out payment date, sufficient immediately available funds available to pay the Consideration and any expenses incurred by Buyer in connection with the Contemplated Transactions, (ii) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its ability to perform its obligations hereunder.

8.               COVENANTS AND AGREEMENTS

8.1.        Review of Seller. From the date hereof and until the Closing Date (the “Interim Period”), Seller will permit Buyer, directly or through its representatives, to review, subject to reasonable prior notice and the availability of personnel required to provide the services and the information, and further subject to a reasonable scope of assistance, the properties, books and records of Seller related to the Purchased Assets to the extent Buyer deems it necessary or advisable to familiarize itself with such properties and other matters, and will furnish Buyer with such financial and operating data and other information with respect to the Purchased Assets as Buyer may from time to time reasonably request.

8.2.        Operation of the Business. During the Interim Period, Seller shall: (a) conduct the Business in the ordinary course of business; (b) use its best commercial efforts to maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it, solely in connection with the Business; (c) make no material changes in Business personnel without prior consultation with Buyer; (d) materially comply with all Laws and contractual obligations applicable to the operations of the Business; (e) reasonably cooperate with Buyer in transferring the IIA Plans and obtaining Required Consents in order to transfer the Transferred Contracts; (f) upon request from time to time, execute and deliver all documents, and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions; and (g) not, without the prior consent of Buyer, which will not be unreasonably withheld, conditioned or delayed, enter into or amend any Transferred Contract or Contract that would be deemed a Transferred Contract herein, other than extensions or renewals of existing relationships. In addition, during the period between signing and Closing, the Seller will provide the Buyer with aging, collection and bank balance reports as of the end of each calendar month, no later than 5 Business Days following the end of such month.

8.3.        Best Efforts; Expenses. Seller will cooperate with Buyer and use its best efforts to take all appropriate actions (and to make, or cause to be made, all filings necessary under applicable Laws) to consummate and make effective the Contemplated Transactions, including in connection with the efforts to obtain, as soon as possible all permits, licenses and required consents of parties to Transferred Contracts with Seller and of the IIA. Each Party shall bear its own expenses in connection with the transfer process of the Purchased Assets; provided, however, that any expenses borne by Seller in connection with the transfer of the IIA Plan will be shared with Buyer and Buyer will reimbursed to Seller, within 7 days of receipt of a written request, 50% of such expenses.

8.4.        Buyer Acknowledgements. Notwithstanding anything to the contrary contained in this Agreement but without derogating from the generality of Section 7.4 hereof, Buyer hereby acknowledges that: (i) all Seller Owned Transferred IP not currently used by customers of the Business has not been in use by Seller for a minimum of several months and Seller does not in any way provide any representations, guarantees or warranties in connection therewith, including, without limitation, its completeness, fitness for particular use, the extent of work and investment Buyer may be required to invest and incur in order to use or benefit from any such Seller Owned Transferred IP, to the extent such benefit is possible, and Seller currently does not and will not after Closing have any personnel that has prior experience in connection with such Seller Owned Transferred IP or with the Purchased Assets, and (ii) the inability of the Parties to obtain one or more consents from third parties required for the assignment of the Purchased Assets from Seller to Buyer will not be deemed to be a breach of Seller’s undertakings and will not be deemed as proof of the Seller’s breach of any of its obligations pursuant to this Agreement.

8.5.        Post-Closing Assistance. From and following the Closing Date, Seller and its representatives and Affiliates shall be given reasonable access to and copies of information and documents related to the Purchased Assets and to the Hired Employees and employees of Integratrak to the extent reasonably required by Seller in order to protect or exercise its rights or to defend itself in connection with the Purchased Assets that relate to any event that occurred pre-Closing to the extent reasonably available to Buyer or to any Excluded Liability, including, without limitation, the preparation of audited or other financial statements or results, of tax filings and with respect to collection of debts from third parties.

8.6.        Publicity. Unless otherwise required by any Governmental Authority, by applicable Law or the rules of any securities exchange that may be applicable, no publicity release or announcement concerning this Agreement or the Contemplated Transactions shall be issued without advance written approval of the form and substance thereof by all Parties, which approval shall not be unreasonably withheld.

8.7.        Employees.

8.7.1.      Following the signing of this Agreement, and in coordination with the Buyer in advance, Seller shall commence a termination process for each of the Employees that specifies that each of the Employees has the option to either sign an employment agreement with the Buyer and waive his or her right to a hearing prior to termination or choose to participate in a hearing prior to termination (Employees that will consent to being employed by the Buyer shall be referred to as “Hired Employees”). Hired Employees and Seller’s Officers will receive from Seller termination letters according to which their employment with Seller is terminated on the later to occur of: (i) the Closing Date and (ii) following the end of the Hired Employee’s prior notice period. Nothing herein will be construed as a representation or guarantee by Seller that (i) some or all of the Employees will accept an offer of employment with Buyer, or (ii) some or all of the Hired Employees will continue in employment with Buyer for any period of time following the Closing Date.

8.7.2.      Buyer will enter into employment agreements (in a form determined by the Buyer in its sole and absolute discretion), with each of the Hired Employees pursuant to which their employment shall commence on the later of: (i) the Closing Date and (ii) following the end of the prior notice period provided to them by Seller.

8.7.3.      Before the Closing, Seller shall take all other actions required by applicable Law to terminate the Hired Employees’ employment or engagement with the Seller and shall pay all amounts due to the Hired Employees upon termination, including, inter alia, all wages earned prior to termination, payment of severance in accordance with applicable legal requirements, payment of vacation days (including any accrued vacation days), recreation pay, and (if any): bonuses and commissions (other than in the event the Buyer and the relevant Hired Employee agreed otherwise in a written form reasonably acceptable to Seller noting that the Hired Employee chose to postpone the payment), pay for other compensated absences and other remuneration (including mandatory or discretionary benefits) due to each Hired Employee with respect to his employment with the Seller through the termination thereof, including any related payroll deductions and deposits to funds and insurance policies (such as employee benefit plan contributions and employment taxes which shall be paid when due) with respect thereto. In the event the Buyer and any Hired Employee agreed to assign the obligation to pay bonuses or commissions to Buyer, to the extent this payment can be assigned and the assignment is in written form reasonably satisfactory to Seller, the payment made by Buyer to the Hired Employee in the amount of the payment due from Seller will be deducted from the Consideration.

8.7.4.      The Parties will use its best commercial efforts to have the Hired Employees sign until or in the Closing Date, a release and waiver of claims document, according to which they (i) have received all amounts due to them upon termination by Seller, (ii) waive any and all claims against Seller with respect to their employment term and its termination and (iii) undertake that they have no claims against Buyer and Seller for said employment term, in a form attached as Schedule 8.7.4 (each such release and waiver, an “Employee Certificate”). Nothing in this Section shall be interpreted as a contractual obligation to procure that the Hired Employees sign Employee Certificates and the Parties acknowledge that they cannot compel Hired Employees to sign Employee Certificates. The Buyer may elect not to engage any Hired Employee that does not sign an Employee Certificate and the Seller shall have no claims against Buyer in such respect.

8.7.5.      Seller shall have the sole responsibility for all claims, liabilities, and costs, which may arise from: (i) termination of employment of any of the Hired Employees; and (ii) any legal or contractual obligations owed to the Hired Employees, including, inter alia, all wages, prior notice period (or payment in lieu thereof), vacation days (including any accrued vacation days), recreation pay, and (if any): bonuses, commissions, pay for other compensated absences and other remuneration (including mandatory or discretionary benefits) due to such Hired Employees with respect to their employment or engagement with the Seller through the termination thereof, including any related payroll deductions (such as employee benefit plan contributions and employment taxes which shall be paid when due) with respect thereto. Buyer shall inform the Seller, promptly following receipt of any demand and/or claim that relates to issues that are within Seller’s responsibility based on this Section 8.7.5. The Seller shall be entitled to notify the Buyer within seven (7) Business Days that it wishes to assume the defense against the demand and/or claim at its own expense, including by appointing an attorney on its behalf.

8.7.6.      Seller shall reasonably cooperate with Buyer in all respects relating to any actions to be taken pursuant to this Section 8.7 and in achieving an orderly transition. Seller will not take any action that is intended to interfere with Buyer’s efforts to retain any of the Employees.

8.7.7.      The notice period applicable to each Hired Employee shall be the period specified in each such Hired Employee’s employment agreement or under applicable Law. In the event that the Closing shall take place prior to the lapse of any or all of the aforementioned notice periods to which the Hired Employees are entitled, then, Seller shall continue to employ such Hired Employees until the lapse of the applicable notice period, and the Hired Employees shall be considered as if they were outsourced to Buyer, and Buyer shall reimburse Seller, in cash, for the full “Employer’s Cost” in connection with such Hired Employees payable by Seller to the Hired Employees during such period, plus VAT against a tax invoice (each Hired Employee’s “Employer’s Cost” shall be the cost of employment of such Hired Employee during the period commencing on the Closing Date and ending on the termination date of the notice period of such Hired Employee, excluding any payments to the Hired Employee in connection with the termination of his or her employment, all as set forth in his or her last pay-slip prior to Closing, ) at the Closing Date.

8.7.8.     The Parties acknowledge and agree that all provisions contained in this Section 8.7 with respect to the Hired Employees are included for the sole benefit of Buyer and Seller, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Hired Employees, potential Hired Employees, or former Hired Employees, or (ii) to continued employment with Buyer.

8.7.9.      Subject to the Buyer employing the Hired Employees as set forth in Section 8.7.2 above, the Buyer will be solely liable for any and all payments and expenses in connection with the Hired Employees, commencing as of the Closing (whether directly or indirectly through the mechanism set forth in Section 8.7.7 above). It is hereby agreed that Seller will be entitled to request Buyer to provide services to Seller subsequent to Closing through Liat Ben Yesh and Buyer will make Liat available to Seller as required. Seller will pay for such services on an hourly basis calculated based on the cost of employment of Liat per hour + VAT. Payment for the services will be made each month for the calendar month preceding it, by no later than the 15th of such month and against a tax invoice. To the extend Seller requires the reasonable cooperation of any other Hired Employee, Buyer will make such Hired Employee available as well as long as there is no unreasonable disruption in the Hired Employees work for the Buyer.

8.8.        Parent Guarantee. Parent hereby undertakes to ensure full compliance of Buyer with all of its undertakings, warranties and covenants contained herein and guarantees such compliance and will be responsible and liable to Seller in the event of non-compliance by Buyer. Parent undertakes (and will cause Buyer to comply) that Buyer will not dispose of the Business or any part thereof until January 1, 2024. In the event of non-compliance, Seller will be permitted to approach Parent and demand fulfillment of the guarantee and performance by Parent of the relevant undertakings of Buyer only after a written demand was sent to Buyer and the Buyer did not meet its obligations during a period of 7 days thereafter. This guarantee and undertaking will remain in effect regardless of whether Parent holds all or any portion of Buyer.

9.               CONDITIONS TO CLOSING

9.1.        Conditions Precedent to the Obligation of the Parties. The obligation of the Parties to consummate the Closing shall be subject to the satisfaction prior to or (with respect to such conditions which by their nature may only be satisfied at the Closing) at the Closing, of each of the following conditions (or to a waiver thereof in a writing executed by the Parties):

(i)         No Proceedings. There shall not have been commenced or threatened any Legal Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

(ii)     No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause either of the Parties to suffer any adverse consequence under (a) any applicable Law or order or (b) any Law or order that has been published, introduced or otherwise proposed by or before any Governmental Entity.

(iii)     IIA. The IIA shall have approved the transfer of the Purchased Assets to the Buyer, along with the IIA Plans.

(iv)      Closing Deliverables. All Closing deliverables, as set forth in Section 5.2 herein, have been provided.

(v)      Subsidiary. MER Fifth Avenue Realty Inc., incorporated in the State of New York, USA (100% owned by Integratrak), has been totally liquidated by law, or transferred out of Integratrak, but in any case without any debts to Integratrak or to any Tax authorities that were not paid by or assumed by Integratrak and, after Closing, by Seller.

(vi)       Working Capital (as defined below). The total amount of the Working Capital at the Closing Date will not be less than $600,000. In case this condition is the only condition for the Closing which is not fulfilled, the Buyer will have the choice to decide either to waive thereof in writing and continue with the deal (subject to all other relevant conditions in this Agreement), or to withdraw completely from the deal by written notice to the Seller, without any claims or any demands by either Party.

For the purposes of this Section "Working Capital" shall mean Cash + AR (Accounts receivable) of MTS Integratrak, Inc.

9.2.        Conditions Precedent to the Obligation of Buyer. The obligation of Buyer to consummate the Closing shall be subject to the satisfaction prior to or (with respect to such conditions which by their nature may only be satisfied at the Closing) at the Closing, of each of the following conditions (or to a waiver thereof in a writing executed by Buyer):

(i)        Accuracy of Representations and Warranties. The representations and warranties made by Seller in or pursuant to this Agreement shall have been true and correct on the date hereof and true and correct in all material respects on the Closing Date.

(ii)       Seller’s Performance. Seller shall have performed and complied, in all material respects (excluding the Closing Conditions which shall have to be performed by the Seller in all kind of respects), with all of its obligations and covenants under this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

9.3.        Conditions Precedent to Sellers’ Obligations. The obligation of Sellers to consummate the Closing shall be subject to the satisfaction, prior to or (with respect to such conditions which by their nature may only be satisfied at the Closing) at the Closing, of each of the following conditions (or to a waiver thereof in a writing executed by the Sellers):

(i)          Accuracy of Representations and Warranties. The representations and warranties made by Buyer in or pursuant to this Agreement shall have been true and correct on the date hereof and true and correct in all material respects on the Closing Date.

(ii)          Buyer’s Performance. Buyer shall have performed and complied, in all material respects, with all of its obligations and covenants under this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

10.             INDEMNIFICATION; LIMITATION OF LIABILITY

10.1.      The Sellers hereby undertakes and covenants to indemnify Buyer with respect to all direct Losses, in connection with: (i) any inaccuracy in any representation or breach of any warranty of Seller, as applicable, contained in this Agreement; (ii) any non-performance, breach or failure to comply with any of the Seller's covenants, agreements and obligations herein, as applicable; (iii) any Pre-Closing Taxes; (iv) any claim by any Governmental Body concerning any breach or failure to comply with any Law by the Seller, as applicable, or by Integratrak (or by the Business and/or that is applicable to any of the Acquired Assets and/or to any of the Assumed Liabilities) that occurred prior to the Closing Date (each, a “Buyer Claim”). The Buyer hereby undertake and covenant to indemnify the Sellers with respect to all direct Losses, in connection with: (i) any inaccuracy in any representation or breach of any warranty of the Buyer, as applicable, contained in this Agreement; and (ii) any non-performance, breach or failure to comply with any of the Buyer’s covenants, agreements and obligations herein, as applicable. (each, a “Seller Claim”). The calculation of any liability for any Pre-Closing Taxes will deduct and take into account the loss carryforwards available to Integratrak as of Closing that were not utilized in the pre-Closing tax reports assuming those loss carryforwards are deductible for tax purposes at that time or were used by Buyer subsequent to Closing.

10.2.      Survival; Time for Claims. Other than with respect to Sections 6.1, 6.2 and 6.4 (together, the “Seller Fundamental Warranties”) and with respect to Sections 7.1, 7.2 and 7.5 (together, the “Buyer Fundamental Warranties”), all Seller Claims and Buyer Claims for breach of Warranties by the other Party shall each survive the Closing hereunder and may each be made until the lapse of eighteen (18) months from the Closing Date, at which time they shall each lapse and be of no further force and effect and no Party will be able to make any such Seller Claims or Buyer Claims; provided, however, that all Seller Claims and Buyer Claims: (a) for breach of the Seller Fundamental Warranties, (b) for breach of the Buyer Fundamental Warranties, (c) for the indemnity provided under Section 10.1 (iii) above herein (the “Specific Indemnities”), or (d) resulting from Fraud, shall in each case survive until sixty (60) days following the expiration of the statute of limitations under Applicable Law (and in respect of the Pre-Closing Taxes, the statute of limitations applicable to such Taxes), at which time they shall lapse and be of no further force and effect and thereafter no Party will be able to make any Seller Claims or Buyer Claims in respect of them). Any covenant which is to be performed following Closing, shall survive Closing in accordance with its terms. The applicable survival period with respect to each of the foregoing events shall be referred to herein as the “Claims Period”. Notwithstanding anything to the contrary, any Claims Notice duly submitted in accordance with the terms of this Agreement before the lapse of the Claims Period shall survive notwithstanding the lapse of such Claims Period, until such Seller Claim or Buyer Claim, as applicable, has been finally resolved.

10.3.      For purposes of this Section the term “Fraud” shall mean an action with a specific intent to deceive, based on a representation contained in this Agreement; provided, that, at the time such representation was made, (a) such representation was inaccurate, (b) the party making such representation had actual knowledge of the inaccuracy of such representation, and (c) the other party acted in reliance on such inaccurate representation and suffered financial injury as a result of such inaccuracy, excluding any claim based on negligence or recklessness, and the term “Pre- Closing Taxes” shall mean Taxes due by Integratrak for the period prior to Closing.

10.4.   The Seller’s indemnification obligations pursuant to this Agreement shall be limited to $250,000, provided that the liability of the Seller in connection with any Fraud of the Seller pursuant to this Agreement or Pre Closing Taxes shall not be limited ("Seller's Cap”). The Buyer shall not be liable for any Seller Claim for breach of Buyer warranties in excess of the amount equivalent to Seller's Cap (with the same exceptions and with the exception of claims by third parties in connection with Buyer post-Closing actions or inactions and of claims of non-payment of the consideration to be paid hereunder).

10.5.      The indemnity provisions in this Agreement shall be the sole and exclusive remedy of the Indemnified Parties for any matter based upon, resulting from, arising out of or in connection with this Agreement and the Contemplated Transactions, and any other remedy or recourse are hereby irrevocably waived, except that nothing in this Agreement shall limit the rights of any Party hereto to apply for equitable remedies to enforce the other Party or Parties’ obligations hereunder.

11.             NON-COMPETITION; NON-SOLICITATION

As a material inducement for Buyer to enter into this Agreement, and in further consideration for the consideration hereunder and in order to protect the value of the Purchased Assets (including, without limitation, the goodwill inherent therein), and that Buyer may have and enjoy the full benefit of the Purchased Assets, upon the Closing Sellers, shall not, directly or indirectly, from the Closing and until the expiration of 24 (twenty four) months after the Closing (the “Non-Compete Period”) own, manage, operate, finance, join, control or participate in the ownership, management, financing, operation, business or control of, or in any other manner engage with a Person the primary business of which directly competes with the Business, the Buyer and/or the Purchased Assets. For the purposes of this Section 11, ownership of less than five percent of the share capital of a publicly held corporation whose shares are traded on a securities exchange or in the over the counter market shall not be considered to be competition with the Business.

12.             TERMINATION

Unless otherwise agreed in writing by the Parties, this Agreement may be terminated by a Party by notice to the other Party if (i) the other Party is in material breach of this Agreement, (ii) a condition to the terminating Party’s obligations has become incapable of satisfaction and the terminating Party has not waived such condition or (iii) the Closing has not occurred by six months from the date hereof, or any other later date agreed by the Parties in a writing executed by the Parties; provided, that a Party that (i) is in material breach of this Agreement or (ii) has caused one or more of the conditions to the other Party’s  obligations  under this  Agreement  not to be  satisfied  as a result  of the first Party’s  failure to comply with its obligations under this Agreement shall not be entitled to terminate this Agreement under this Section 12. If this Agreement is terminated because of a breach of this Agreement by the nonterminating Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

13.             MISCELLANEOUS

13.1.      Notices. Any notice or other communication which is required or permitted under this Agreement shall be in writing and shall be deemed to have been given, delivered, or made, as the case may be (notwithstanding lack of actual receipt by the addressee): (i) on the date sent if delivered personally or by cable, telecopy, telegram, telex, e-mail or facsimile (which is confirmed); or (ii) three (3) Business Days after having been deposited in the Israeli mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid; or (iii) one (1) Business Day after having been deposited with an internationally-recognized overnight courier service (such as by way of example, but not limitation, Federal Express), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Sellers:

SharpLink Gaming Ltd.
333 Washington Avenue North, Suite 104
Minneapolis, MN 55402 USA
Attn: Chief Financial Officer and Chief Executive Officer

If to the Buyer:

38 Dam HaMacbim St. 2nd Floor
Modi'in-Maccabim-Re'ut
Israel
Attn: Chief Executive Officer and Chief Financial Officer

13.2.      Applicable Law. This Agreement shall be governed in its construction, interpretation, and performance by the laws of the State of Israel, without reference to law pertaining to conflict of laws, and exclusively resolved by the courts of Tel-Aviv-Jaffa, Israel, and each of the Parties hereby submits irrevocably to the jurisdiction of such jurisdiction.

13.3.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

13.4.      Assignment. No Party may assign or delegate this Agreement or any rights or duties hereunder, in whole or in part, directly or indirectly, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that the Buyer may assign this Agreement to an Affiliate or in connection with the merger, consolidation, or sale of all or substantially all of its business or assets relating to this Agreement.

13.5.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the corporate parties to this Agreement and their respective legal representatives, successors, and permitted assigns, and the individual parties to this Agreement and their respective heirs, personal  representatives, and permitted assigns.

13.6.      Construction. This Agreement shall not be construed more strictly against any Party regardless of who is responsible for its drafting. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular include the plural. Wherever the context so requires, the masculine shall refer to the feminine, the feminine shall refer to the masculine, the masculine or the feminine shall refer to the neuter, and the neuter shall refer to the masculine or the feminine. The captions of this Agreement are for convenience and ease of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any of its provisions.

13.7.      Severability. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision of this Agreement. Any invalid or unenforceable provisions shall be deemed severable to the extent of any such invalidity or unenforceability.

13.8.      Entire Agreement; Modification; Waiver. This Agreement and the schedules and exhibits attached to this Agreement set forth the entire agreement of the Parties hereto with respect to the matters contained herein and no prior or contemporaneous agreement or understanding (including the letter of intent between the Parties) pertaining to any such matter shall be effective for any purpose. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, any waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

IN WITNESS WHEREOF, the Seller and the  Buyer have caused this Asset Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SELLER		BUYER

SHARPLINK GAMING LTD.		Entrypoint Systems South Ltd.

By:	/s/ Rob Phythian	By:
Name:	Rob Phythian	Name:
Title:	CEO & Founder	Title:

PARENT

MTS ASIA LTD		Entrypoint Systems 2004 Ltd.

By:	/s/ Rob Phythian	By:
Name:	Rob Phythian	Name:
Title:	CEO & Founder	Title:

IN WITNESS  WHEREOF,  the  Seller  and  the  Buyer  have  caused  this  Asset  Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SELLER	BUYER

SHARPLINK GAMING LTD.	Entrypoint Systems South Ltd.

By:	By:	/s/ Ohad Pettel
Name:	Name:	Ohad Pettel
Title:	Title:	CEO

PARENT

MTS ASIA LTD.	Entrypoint Systems 2004 Ltd.

By:	By:	/s/ Ohad Pettel
Name:	Name:	Ohad Pettel
Title:	Title:	CEO